EXHIBIT 99.1

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On September 1, 2011, Ocwen Financial Corporation (Ocwen) completed its acquisition (the Acquisition) of (i) all the outstanding partnership interests of Litton Loan Servicing LP (Litton), a subsidiary of The Goldman Sachs Group, Inc. (Seller) and provider of servicing and subservicing of primarily non-prime residential mortgage loans and (ii) certain interest-only servicing securities previously owned by Goldman Sachs & Co., also a subsidiary of Seller (collectively referred to as Litton Loan Servicing Business).

The unaudited pro forma combined statement of operations combines the consolidated results of operations of Ocwen and combined results of operations of Litton Loan Servicing Business for the nine months ended September 30, 2011 and is presented as if the Acquisition had occurred on January 1, 2010.

The historical consolidated financial information of Ocwen and combined financial information of Litton Loan Servicing Business have been adjusted in the unaudited pro forma combined statement of operations to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable and (3) expected to have a continuing impact on the combined results. The unaudited pro forma combined statement of operations should be read in conjunction with the accompanying notes thereto. In addition, the unaudited pro forma combined statement of operations was based on and should be read in conjunction with the:

•	Historical audited consolidated financial statements for the year ended December 31, 2010 and the related notes of Ocwen included in its Annual Report on Form 10-K; and
•	Historical unaudited interim consolidated financial statements and related notes of Ocwen included in its Quarterly Reports on Form 10-Q for 2011; and
•
Historical combined financial statements of Litton Loan Servicing Business for the six months ended June 30, 2011 that are included as Exhibit 99.1 in Ocwen’s Current Report on Form 8-K/A dated October 4, 2011.

The unaudited pro forma combined statement of operations is provided for informational purposes only and is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the Acquisition been completed as of the dates indicated because of differences in servicing practices and cost structure between Ocwen and Litton Loan Servicing Business. In addition, the unaudited pro forma combined statement of operations does not purport to project the future operating results of the combined companies nor does it reflect expected realization of any cost savings associated with the Acquisition.

The unaudited pro forma combined statement of operations has been prepared using the acquisition method of accounting which requires, among other things, that the assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. We believe that the fair values assigned to the assets acquired and liabilities assumed, as reflected in the pro forma financial statements, are based on reasonable assumptions. However, all components of the purchase price allocation are considered preliminary. Ocwen’s judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact the results of operations. We anticipate finalizing the purchase price allocations by December 31, 2011.

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011
(Dollars in thousands, except share data)

	Ocwen Historical	Litton Loan Servicing Business Historical for the Six Months Ended June 30, 2011 (4A)	Litton Loan Servicing Business Historical for the Two Months Ended August 31, 2011 (4B)	Pro Forma Adjustments	Notes	Ocwen Pro Forma
Revenue
Servicing and subservicing fees	$310,953	$104,214	$41,724	$165	4C,D,E,K	$457,056
Change in fair value of interest-only securities	—	(4,011)	(1,725)	5,736	4F	—
Process management fees	26,151	—	—	—		26,151
Other revenues	2,201	2,793	888	(3,681)	4E	2,201
Total revenue	339,305	102,996	40,887	2,220		485,408

Operating expenses
Compensation and benefits	59,107	67,883	23,665	793	4K	151,448
Amortization of servicing rights	30,059	—	—	16,029	4G	46,088
Servicing and origination	5,192	7,862	3,647	(8,720)	4H,K	7,981
Technology and communications	21,774	—	—	7,139	4J,K	28,913
Professional services	10,729	—	—	40,798	4I,K	51,527
Occupancy and equipment	15,003	—	—	19,668	4K	34,671
Provision for (recovery of) losses on servicing advances	—	809	(4,127)	3,318	4H	—
General and administrative expenses	—	57,771	16,174	(73,945)	4J,K	—
Other operating expenses	7,239	—	—	4,184	4K	11,423
Total operating expense	149,103	134,325	39,359	9,264		332,051

Income (loss) from operations	190,202	(31,329)	1,528	(7,044)		153,357

Other income (expense)
Interest income	6,644	5,660	1,725	—		14,029
Interest expense	(87,014)	(15,898)	(5,322)	(40,349)	4K,L,M	(148,583)
Loss on loans held for resale, net	(3,531)	—	—	—		(3,531)
Equity in losses of unconsolidated entities	(690)	—	—	—		(690)
Other, net	(1,135)	—	—	—		(1,135)
Other income (expense), net	(85,726)	(10,238)	(3,597)	(40,349)		(139,910)

Income (loss) from continuing operations before income taxes	104,476	(41,567)	(2,069)	(47,393)		13,447
Income tax expense (benefit)	35,808	(14,562)	(688)	(17,118)	4N	3,440
Income (loss) from continuing operations	68,668	(27,005)	(1,381)	(30,275)		10,007

Net income from continuing operations attributable to non-controlling interest in subsidiaries	12	—	—	—		12
Income (loss) from continuing operations attributable to Ocwen Financial Corporation / Litton Loan Servicing
Business	$68,680	$(27,005)	$(1,381)	$(30,275)		$10,019

Basic earnings per share
Income from continuing operations attributable to OCN common shareholders	$0.68					$0.10

Diluted earnings per share
Income from continuing operations attributable to OCN common shareholders	$0.64					$0.10

Weighted average common shares outstanding
Basic	100,908,473					100,908,473
Diluted	108,067,981					103,430,757

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
(Dollars in thousands, unless otherwise indicated)

The pro forma adjustments are based upon the following assumptions with regard to the Acquisition.

1.    Acquisition Transaction

On September 1, 2011, Ocwen Financial Corporation (Ocwen) completed its acquisition (the Acquisition) of (i) all the outstanding partnership interests of Litton Loan Servicing LP (Litton), a subsidiary of The Goldman Sachs Group, Inc. (Seller) and provider of servicing and subservicing of primarily non-prime residential mortgage loans and (ii) certain interest-only servicing securities previously owned by Goldman Sachs & Co., also a subsidiary of Seller (collectively referred to as Litton Loan Servicing Business).

The base purchase price for the Acquisition was $247.2 million, which was paid in cash by Ocwen at closing. In addition, Ocwen repaid at closing Litton’s $2.4 billion outstanding debt on an existing servicing advance financing facility provided by an affiliate of the Seller and entered into to a new advance financing facility under which it borrowed $2.1 billion from the Seller. On September 1, 2011, Ocwen and certain of its subsidiaries also entered into a $575 million senior secured term loan facility agreement to fund the base purchase price and the amount of the repayment of Litton’s advance financing facility debt in excess of the proceeds from the new advance financing facility.

The purchase price was based in part on estimated closing-date measurements specified in the purchase agreement between Ocwen and Seller dated June 6, 2011 and may be further adjusted as these estimated closing-date measurements are finalized.

For accounting purposes, Ocwen has treated the Acquisition as a purchase of a business pursuant to FASB Accounting Standards Codification 805, “Business Combinations” which requires, among other things, the assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date using the acquisition method.

2.    Accounting Policies

The unaudited pro forma combined statement of operations reflects adjustments to conform the results of Litton Loan Servicing Business to the accounting policies of Ocwen with regard to the timing of servicing revenue recognition and the subsequent measurement of mortgage servicing rights (MSRs).

Litton Loan Servicing Business recognized servicing fees when the fees were earned, which it generally considered to be the period during which the services were provided. Ocwen generally considers servicing fees to be earned when the borrowers’ payments are collected and recognizes servicing fees at that time.

Litton Loan Servicing Business accounted for its MSRs using the fair value measurement method with changes in fair value reported in the statement of operations as an adjustment to Servicing and subservicing fees. Ocwen accounts for all classes of its MSRs using the amortization method.

3.    Reclassifications

Certain amounts in the historical statement of operations of Litton Loan Servicing Business have been reclassified to conform to Ocwen’s presentation. The details of these reclassifications are provided in Notes 4E, H and K.

4.     Unaudited Pro Forma Combined Statement of Operations

A.
Represents the combined statement of operations for Litton Loan Servicing Business for the six months ended June 30, 2011. The historical combined financial statements of Litton Loan Servicing Business, including the notes thereto, were filed as Exhibit 99.1 to Ocwen’s Current Report on Form 8-K/A dated October 4, 2011.

B.
Represents the combined statement of operations for Litton Loan Servicing Business for the two months ended August 31, 2011. This information was obtained from the internal records of Litton Loan Servicing Business.

The unaudited pro forma combined statement of operations gives effect to the Acquisition as if it had occurred on January 1, 2010. The pro forma adjustments to the Ocwen unaudited pro forma combined statement of operations are based on the following adjustments to the historical statements of operations of Ocwen and Litton Loan Servicing Business:

C.
To eliminate the effect of the change in the Litton Loan Servicing Business accrual for servicing fees to conform to Ocwen’s policy for servicing fee revenue recognition, resulting in an increase in revenue of $958.

D.	To eliminate the increase in value of MSRs of $3,444 recognized by Litton Loan Servicing Business as an increase of Servicing and subservicing fees.

E.	To reclassify other revenues, including principally Speedpay fees, to Servicing and subservicing fees.

F.
To eliminate the change in fair value of interest-only securities. The interest-only securities are accounted for at fair value and classified by Ocwen as available for sale. Unrealized holding gains and losses for available-for-sale securities are excluded from earnings and reported in other comprehensive income until realized.

G.
To record amortization of acquired MSRs, reflecting amortization that would have been recognized using Ocwen’s amortization policy if the acquired MSRs had been recorded on January 1, 2010 at their June 30, 2011 fair value.

H.	To reclassify Provision for (recovery of) losses on servicing advances to Servicing and origination to conform to Ocwen’s presentation.

I.	To eliminate acquisition-related professional services expenses incurred by Ocwen.

J.
To eliminate historical depreciation and other intangible amortization recognized by Litton Loan Servicing Business of $9,006 and to record depreciation expense of $4,611 on acquired fixed assets, which consisted principally of data processing equipment and software related to the Litton servicing platforms. Depreciation expense is based on the fair values of the acquired assets using Ocwen’s capitalization policies as adjusted for the remaining economic lives of the acquired assets at the date of acquisition.

K.	To reclassify components of Servicing and origination and General and administrative expenses to conform to Ocwen’s presentation.

L.	To eliminate interest expense of $20,899 associated with the pre-acquisition debt of Litton Loan Servicing Business.

M.
To record interest expense on the new acquisition-related debt. The interest rate we elected to pay on the term loan is based on 1-Month LIBOR (as a base rate) plus a predetermined margin of 5.50% subject to a floor of 1.50%. For purposes of this pro forma adjustment, an annual interest rate of 7.00% was utilized for the senior secured term loan based on the 1-Month LIBOR rate at June 30, 2011 of 0.186%. If 1-Month LIBOR were to increase by 0.125% to 0.311%, the interest rate on the term loan would be unchanged at 7.00% as the base rate would remain below the floor of 1.50%. The contractual quarterly principal repayments of $14,375 on the senior secured term loan were considered in determining the pro forma interest expense.

For the new advance financing facility with Seller, pro forma interest expense adjustments were based on a fixed rate of 3.3875%.

To record amortization of deferred financing fees and original issue discount on the new acquisition-related debt using the effective interest rate method.

N.	To record income taxes at the combined federal and state statutory rate of 36.12%.

5.    Earnings per Share

Because Ocwen paid cash to consummate the Acquisition and did not issue any of its stock or stock-based awards in connection with the Acquisition, the number of weighted average common shares outstanding used to compute pro forma basic and diluted earnings per share are the same as the Ocwen historical amounts.

Conversion of Ocwen’s 3.25% Convertible Notes into shares of common stock has not been assumed for purposes of computing pro forma diluted earnings per share for the nine months ended September 30, 2011 because the effect would be anti-dilutive.  The effect of the Convertible Notes on diluted earnings per share is computed using the if-converted method.  Interest expense and related amortization costs applicable to the Convertible Notes, net of income tax, are added back to net income.  The effect is anti-dilutive whenever interest expense on the Convertible Notes, net of income tax, per common share obtainable on conversion exceeds basic earnings per share.